                                                            PART II - EXHIBIT 12
                                                            --------------------


                      FORTUNE BRANDS, INC. AND SUBSIDIARIES
         STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in millions)


                                                                                                                     Three Months
                                                                                                                         Ended
                                                                      Years Ended December 31,                         March 31,
                                                    ---------------------------------------------------------------  ------------
                                                    1996           1997          1998          1999           2000          2001
                                                    ----           ----          ----          ----           ----          ----
Earnings Available:
   Income (loss) from continuing operations
     before income taxes, minority
     interest and extraordinary items.........    $340.1         $145.2        $516.4      $(725.2)          $44.0         $103.5

   Less: Excess of earnings over
               dividends of less than
               fifty percent owned
               companies......................       0.2            0.2           0.2           0.2            0.2            0.2
         Capitalized interest.................       0.3              -             -           4.1            0.6            0.1
                                                  ------         ------        ------        ------         ------       --------
                                                  $339.6         $145.0        $516.2      $(720.9)          $43.2         $103.2
                                                  ======         ======        ======        ======         ======       ========

Fixed Charges:

   Interest expense (including
     capitalized interest) and
     amortization of debt discount
     and expenses.............................    $172.6         $122.4        $105.4        $113.9         $135.6          $32.5
   Portion of rentals representative
     of an interest factor....................      15.1           14.7          17.0          19.0           18.0            4.2
                                                  ------         ------        ------        ------         ------       --------
           Total Fixed Charges................     187.7          137.1         122.4         132.9          153.6           36.7
                                                  ------         ------        ------        ------         ------       --------
           Total Earnings Available...........    $527.3         $282.1        $638.6      $ (588.0)        $196.8         $139.9
                                                  ======         ======        ======        ======         ======       ========
Ratio of Earnings to Fixed Charges............      2.81           2.06          5.22           (A)            (A)           3.81
                                                    ====           ====          ====           ===            ===           ====

(A) As a result of the loss reported for the years ended December 31, 2000 and 1999, the Company was unable to cover the fixed charges as indicated.

     Included in earnings in 2000 was a fourth quarter goodwill write-down of $502.6 million and included in earnings for 1999 was a second quarter goodwill write-down of $1,126 million. If these write-downs were excluded from earnings, the ratio of earnings to fixed charges for the years ended December 31, 2000 and 1999 would have been 4.56 and 4.05, respectively.